Exhibit 99.B(28)(h)(xxvix)

FORM OF

EXPENSE LIMITATION/REIMBURSEMENT AGREEMENT

This Agreement is entered into as of the        day of                       , 2012, by and between Gotham Asset Management, LLC (the “Adviser”) and FundVantage Trust (the “Trust”), on behalf the Gotham Absolute Return Fund (the “Fund”).

WHEREAS, the Adviser desires to contractually agree to reduce its advisory fee and/or reimburse certain of the Fund’s operating expenses to ensure that the Fund’s total operating expenses, excluding taxes, any class-specific expenses (such as Rule 12b-1 distribution fees, shareholder service fees, or transfer agency fees), “Acquired Fund Fees and Expenses” (as defined in Form N-1A), interest, extraordinary items, and brokerage commissions, do not exceed the levels described below; and

WHEREAS, the Adviser wishes to extend the termination date of the expense limitation/reimbursement agreement dated                       , 2012 to                       ,           ;

NOW, THEREFORE, the parties agree as follows:

Fee Reduction.  The Adviser agrees that from the commencement of operations of the Fund through                       ,           , it will reduce its compensation and/or reimburse certain expenses for the Fund, to the extent necessary to ensure that the Fund’s total operating expenses, (excluding taxes, any class-specific expenses (such as distribution fees, shareholder service fees, or transfer agency fees), “Acquired Fund Fees and Expenses,” interest, extraordinary items, and brokerage commissions) do not exceed  (on an annual basis)           %, as a percentage of average daily net assets of Institutional Class shares.

Fee Recovery.  The Adviser shall be entitled to recover from the Fund, subject to approval by the Board of Trustees of the Trust, amounts waived or reimbursed by the Adviser with respect to the Fund pursuant to this Agreement for a period of up to            (  ) years from the year in which the Adviser reduced its compensation and/or assumed expenses for the Fund.

Term.  This Agreement shall terminate on                       ,           , or at an earlier date upon the discretion of the Board of Trustees of the Trust, unless extended, terminated, modified or revised by the mutual agreement of the parties, as provided for in writing.

Executed as of the date first set forth above.

Gotham Asset Management, LLC

By:
Name:
Title:

FundVantage Trust, on behalf of the Fund

By:
Name:
Title: